                            SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                  EXCHANGE ACT OF 1934 (AMENDMENT NO.       )

FILED BY THE REGISTRANT [X]       FILED BY A PARTY OTHER THAN THE REGISTRANT [ ]

--------------------------------------------------------------------------------

Check the appropriate box:
[ ] Preliminary Proxy Statement
[X] Definitive Proxy Statement
[ ] Definitive Additional Materials
[ ] Soliciting Material Pursuant to sec.240.14a-11(c) or sec.240.14a-12
[ ] Confidential, for Use of the Commission Only (as permitted by Rule
    14a-6(e)(2))

                              Courier Corporation
                (Name of Registrant as Specified In Its Charter)

                              Courier Corporation
                   (Name of Person(s) Filing Proxy Statement)

PAYMENT OF FILING FEE (CHECK THE APPROPRIATE BOX):
[X] No fee required.
[ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

    1) Title of each class of securities to which transaction applies:

    2) Aggregate number of securities to which transaction applies:

    3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

    4) Proposed maximum aggregate value of transaction:

    5) Total fee paid:

[ ] Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule
    0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

    1) Amount Previously Paid:

    2) Form, Schedule or Registration Statement No.:

    3) Filing Party:

    4) Date Filed:

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
                               COURIER CORPORATION


                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                                JANUARY 16, 1997



To the Stockholders of COURIER CORPORATION:

         NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders (the "Annual Meeting") of COURIER CORPORATION (the "Corporation") will be held at the Sheraton Inn Lowell, 50 Warren Street, Lowell, Massachusetts, at ll:00 A.M. on Thursday, January 16, 1997, for the following purposes:

         1. To elect three Class B Directors to hold office for a term of three years and until their respective successors shall be elected and shall have qualified;

         2. To ratify and approve the selection by the Board of Directors of Deloitte & Touche LLP as independent public accountants for the Corporation for the current fiscal year ending September 27, 1997; and

         3. To transact such other business as may properly come before the Annual Meeting or any adjournment thereof.

         The Board of Directors has fixed the close of business on November 22, 1996 as the record date for the determination of the stockholders entitled to notice of and to vote at the Annual Meeting and at any adjournments or postponements thereof.

                                        By order of the Board of Directors,


                                        F. BEIRNE LOVELY, JR., Clerk

15 Wellman Avenue
North Chelmsford, Massachusetts 01863
December 6, 1996


     IF YOU DO NOT EXPECT TO ATTEND IN PERSON, IT WOULD BE APPRECIATED IF YOU WOULD FILL IN AND SIGN THE ENCLOSED PROXY AND RETURN IT PROMPTLY IN THE ENCLOSED ENVELOPE.

                                 PROXY STATEMENT

                               COURIER CORPORATION
                                15 WELLMAN AVENUE
                      NORTH CHELMSFORD, MASSACHUSETTS 01863

                         ANNUAL MEETING OF STOCKHOLDERS

                                JANUARY 16, 1997

                             NATURE OF SOLICITATION

         This Proxy Statement is furnished in connection with and accompanies a Proxy for and Notice of Annual Meeting of Stockholders (the "Notice") of Courier Corporation (the "Corporation" or "Courier"), to be held January 16, 1997 at ll:00 A.M. at the Sheraton Inn Lowell, 50 Warren Street, Lowell, Massachusetts, for the purposes set forth in said Notice. The solicitation is made on behalf of the Board of Directors of the Corporation.

         This Proxy Statement and the accompanying Notice and Proxy Card (the "Proxy") are first being sent to stockholders on or about December 6, 1996. The Board of Directors has fixed the close of business on November 22, 1996 as the record date for the determination of stockholders entitled to notice of and to vote at the Annual Meeting (the "Record Date").

         The cost of preparing, assembling and mailing the Proxy and Notice and this Proxy Statement and of soliciting Proxies is to be borne by the Corporation. In addition to the use of the mails, solicitation may be made by telephone and personally by employees and Directors of the Corporation. Corporate Investor Communications, Inc. has been hired by the Corporation to act as a distribution agent and solicitor only with respect to record holders who are brokers, dealers, banks or other entities that exercise fiduciary powers in nominee name or otherwise, at a fee of approximately $2,700. The Corporation will also bear the expense of banks, brokers and other fiduciaries or nominees who may forward Proxies and proxy material to beneficial owners of shares held of record by such holders of record.

         Any Proxy given pursuant to this solicitation may be revoked by the person giving it prior to the exercise of the powers conveyed by it by filing with the Clerk of the Corporation a written revocation or duly executed Proxy bearing a later date or by attending the Annual Meeting and voting in person. Unless a Proxy is revoked, the shares represented thereby will be voted at the Annual Meeting or at any adjournment thereof in the manner hereinafter described.

         The Annual Report of the Corporation for the fiscal year ended September 28, 1996 including financial statements for the fiscal year ended September 28, 1996, is being mailed to stockholders concurrently with this Proxy Statement.

                                VOTING SECURITIES

         As of the Record Date, the securities outstanding and entitled to vote at the Annual Meeting consist of 2,033,150 shares of Common Stock, par value $1 per share, of the Corporation (the "Common Stock"). Only holders of record at the close of business on November 22, 1996 will be entitled to vote at the meeting. Each stockholder is entitled to one vote, in person or by proxy, for each share held. A majority in interest of all shares of Common Stock issued, outstanding and entitled to vote at the meeting constitutes a quorum for the meeting (1,016,576 shares). Abstentions and broker non-votes shall be counted in determining the number of shares present at the meeting.

         A plurality of votes properly cast for the election of Directors by stockholders attending the meeting in person or by proxy will elect Directors to office. A majority of votes properly cast at the meeting is required for approval of other matters presented at the meeting, unless a larger vote is required by law, or by the Corporation's Articles of Organization or By-Laws. Abstentions and broker non-votes will not be counted as votes cast at the meeting.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

         The following table sets forth, as of November 22, 1996, the ownership of Common Stock of the Corporation by each Director, by each executive officer named in the Summary Compensation Table below (each "Named Executive Officer"), by all Directors and executive officers of the Corporation as a group, and by any person or group known to the Corporation to be the beneficial owner of more than 5% of the outstanding shares of Common Stock. The number of shares beneficially owned by each person and entity is determined according to rules of the Securities and Exchange Commission (the "Commission"), and the information is not necessarily indicative of beneficial ownership for any other purpose.
Under such rules, beneficial ownership includes any shares as to which the individual or entity has sole or shared voting power or investment power and also any shares which the individual or entity has the right to acquire within sixty days of November 22, 1996 through the exercise of an option or similar right. Except as noted below, each holder has sole voting and investment power with respect to all shares of Common Stock listed as owned by such person or entity.

                                                       Number of Shares
                                                         Beneficially        % of Shares
                  Name                                  Owned(1)(2)(3)       Outstanding
                  ----                                  --------------       -----------

         James F. Conway III                               247,175(4)            11.8%
         Kathleen Foley Curley                               3,600                0.2%
         Richard K. Donahue                                  4,000                0.2%
         Edward J. Hoff                                     55,524                2.7%
         Arnold S. Lerner                                    7,718(5)             0.4%
         Charles E. Otto                                     7,600                0.4%
         W. Nicholas Thorndike                              19,500                1.0%
         George Q. Nichols                                  30,895                1.5%
         Thomas G. Osenton                                  12,259                0.6%
         Robert P. Story, Jr.                               45,119(6)             2.2%
         Peter M. Folger                                     9,373                0.5%
         All Directors and Executive Officers
           as a Group (11 persons)                         442,763               20.1%
         Courier Employee Stock Ownership Plan             141,778(7)             7.0%
         The Killen Group, Inc.                            163,450(8)             8.0%
         T. Rowe Price Associates, Inc.                    130,000(9)             6.4%
         Dimensional Fund                                  102,900(10)            5.1%

(1) The information concerning the amount of Common Stock of the Corporation beneficially owned by each of the Directors and executive officers was furnished to the Corporation by each such Director or executive officer.

(2) Includes shares subject to options exercisable within sixty days as follows:
Mr. Conway, 68,166; Ms. Curley, 3,600; Mr. Donahue, 3,000; Mr. Hoff, 13,200; Mr.
Otto, 7,600; Mr. Thorndike, 3,000; Mr. Nichols, 22,766; Mr. Osenton, 9,066; Mr. Story, 32,782; Mr. Folger, 6,319; and all Directors and executive officers as a group, 169,499. For purposes of calculating the percentage of shares outstanding with respect to each individual and the group, the shares subject to such options have been treated as if they were issued and outstanding only as to such individual or group.

(3) Includes shares allocated to individual accounts in the Courier Employee Stock Ownership Plan (the "ESOP") as follows: Mr. Conway, 1,529; Mr. Nichols, 1,644; Mr. Osenton, 193; Mr. Story, 1,087; and Mr. Folger, 704.

(4) Includes 121,818 shares owned by the James F. Conway, Jr. Trusts of which Mr. Conway III is a trustee with shared voting and investment power as to these shares.

(5) Includes 1,000 shares owned by Mr. Lerner's wife and 5,000 shares owned by Mr. Lerner's adult children, as to which shares Mr. Lerner disclaims beneficial ownership.

(6) Includes 800 shares owned by Mr. Story's wife as to which shares Mr. Story disclaims beneficial ownership.

(7) Includes 5,157 shares allocated to individual ESOP accounts for Named Executive Officers. See (3). Boston Safe Deposit and Trust Company is the trustee under the trust agreement relating to the ESOP. The ESOP's address is c/o the Corporation, 15 Wellman Avenue, North Chelmsford, MA 01863.

(8) Based upon information provided by The Killen Group, Inc. ("Killen Group") as of November 22, 1996. Killen Group is an investment adviser with sole voting and investment power as to 75,500 of these shares. The clients of Killen Group exercise sole voting and investment power as to the remaining 87,950 shares held in the portfolios. The address for Killen Group is 1189 Lancaster Avenue, Berwyn, PA 19312.

(9) Based upon information provided by T. Rowe Price Associates, Inc. as of November 22, 1996. These shares are owned by T. Rowe Price Small Cap Value Fund, for which T. Rowe Price Associates, Inc. ("Price Associates") serves as investment adviser with power to direct investments. For purposes of the reporting requirements of the Securities Exchange Act of 1934, Price Associates is deemed to be a beneficial owner of such securities; however, Price Associates expressly disclaims that it is, in fact, the beneficial owner of such securities. The address for Price Associates is 100 East Pratt Street, Baltimore, MD 21202.

(10) Based upon information filed with the Commission as of December 1995 and March 1996 by Dimensional Fund Advisors, Inc. ("Dimensional Fund"). Dimensional Fund is an investment adviser with sole voting and investment power as to 54,800 of these shares, and no voting or investment power as to the remaining 48,100 shares held in their portfolios. The address for Dimensional Fund is 1299 Ocean Avenue, Santa Monica, CA 90401.

                          ITEM 1: ELECTION OF DIRECTORS

         Pursuant to the By-Laws, the Corporation's directorships are divided into three classes, consisting of Class A, Class B and Class C Directors. The term of each directorship is three years and the terms of the three classes are staggered in such a manner that only one class is elected in any one year. Three Class B Directors are to be elected at the 1997 Annual Meeting. Each of the three Class B Directors will serve until the sooner of the 2000 Annual Meeting or his or her successor is elected and has qualified. It is proposed that Proxies not limited to the contrary will be voted to elect James F. Conway III,
W. Nicholas Thorndike and Kathleen Foley Curley as Class B Directors. Messrs. Conway and Thorndike and Ms. Curley are presently Class B Directors having terms expiring at the 1997 Annual Meeting. If some unexpected occurrence should make necessary in the judgement of the Board of Directors the substitution of some other person for any of the nominees, it is the intention of the persons named in the Proxy to vote for the election of such other person as may be designated by the Board of Directors.

         Messrs. Conway and Thorndike were previously elected by the stockholders. Ms. Curley was elected by the Board of Directors on February 8, 1995.

NOMINEES FOR ELECTION AS CLASS B DIRECTORS

JAMES F. CONWAY III -- Mr. Conway, age 44, has been a Director of the Corporation since 1988. Mr. Conway was elected Chairman of the Corporation on September 22, 1994 and continues as President and Chief Executive Officer. He had been Acting Chairman, President and Chief Executive Officer since December 1992, and President and Chief Operating Officer from 1988 to 1992. He has been President and Chief Executive Officer of Courier Westford, Inc. (a wholly-owned subsidiary of the Corporation) from 1986 to the present. He is a Director of Enterprise Bank and Trust Company. If elected, Mr. Conway will serve as a Class B Director until the 2000 Annual Meeting.

W. NICHOLAS THORNDIKE -- Mr. Thorndike, age 63, has been a Director of the Corporation since 1989. He serves as a Corporate Director or Trustee of a number of organizations, including Bradley Real Estate, Inc., Providence Journal Company, Eastern Utilities Associates, The Putnam Funds and Data General Corporation. He has also served as a Trustee of Massachusetts General Hospital since June 1969, and was the Chairman of the Board from 1987 to 1992 and President from 1992 to 1994. Until December 1988, he was Chairman and Managing Partner of Wellington Management Company. In February 1994, he accepted appointment as a successor Trustee of private trusts in which he had no beneficial interest and concurrently became, serving until October 1994, Chairman of the Board of two privately-owned corporations controlled by such trusts. The two privately-held corporations filed voluntary petitions under Chapter 11 of the Federal Bankruptcy Code in August 1994. If elected, Mr. Thorndike will serve as a Class B Director of Courier Corporation until the 2000 Annual Meeting.

KATHLEEN FOLEY CURLEY -- Ms. Curley, age 45, has been a Director of the Corporation since February 1995. She has been Director of Research at Lotus Institute since 1996. She has been an Associate Professor at Northeastern University College of Business Administration in Management Information Systems since 1986 and is currently on leave. Prior to her association with Northeastern University, she was a visiting scholar at MIT - Center for Information Systems Research and an instructor at the Harvard Graduate School of Business Administration. Ms. Curley is a Director and member of the Board of Trustees of Arthur D. Little, School of Management. If elected, Ms. Curley will serve as a Class B Director until the 2000 Annual Meeting.

DIRECTORS CONTINUING IN OFFICE

         The following persons are incumbent Directors and have unexpired terms as Class A and Class C Directors as indicated.

EDWARD J. HOFF -- Mr. Hoff, age 41, has been a Director of the Corporation since 1989. He has been a consultant and President of Strategic Horizons Group, a management consulting firm, since 1989. He has been a Partner at The Center for Executive Development since 1992. Mr. Hoff was previously elected as a Class A Director to serve until the 1999 Annual Meeting.

ROBERT P. STORY, JR. -- Mr. Story, age 45, has been a Director of the Corporation since February 1995. He is Senior Vice President and Chief Financial Officer of Courier Corporation as well as director of Courier's book manufacturing operations. He joined Courier in 1986 as Vice President and Treasurer and was elected Senior Vice President and Chief Financial Officer in April 1989. Mr. Story was previously elected as a Class A Director to serve until the 1999 Annual Meeting.

RICHARD K. DONAHUE -- Mr. Donahue, age 68, has been a Director of the Corporation since June 1995. He is Vice Chairman of NIKE, Inc. of Beavertown, Oregon and a member of the NIKE Board of Directors since 1977. He previously served as President and Chief Operating Officer of NIKE, Inc. from 1990 to 1994. He is a partner in the law firm of Donahue & Donahue. He is currently a director of Epitope, Inc. (a bio-technology firm). Mr. Donahue was previously elected as a Class A Director to serve until the 1999 Annual Meeting.

ARNOLD S. LERNER -- Mr. Lerner, age 66, has been a Director of the Corporation since 1989. He is a partner in nine radio stations in the Northeast and a Director, Vice Chairman and Clerk of Enterprise Bank and Trust Company. Mr. Lerner was previously elected as a Class C Director to serve until the 1998 Annual Meeting.

CHARLES E. OTTO -- Mr. Otto, age 55, has been a Director of the Corporation since 1987. He is a consultant and a retired Corporate Officer and Senior Vice President, Field Operations, United States Marketing Group of Xerox Corporation. Mr. Otto was previously elected as a Class C Director to serve until the 1998 Annual Meeting.

GEORGE Q. NICHOLS -- Mr. Nichols, age 67, has been a Director of the Corporation since March 1995. He is Vice President of Courier Corporation and President of National Publishing Company, a wholly-owned subsidiary of Courier Corporation. He has held this position since 1976. Mr. Nichols was previously elected as a Class C Director to serve until the 1998 Annual Meeting.

BOARD MEETINGS AND COMMITTEES

         The Board of Directors of the Corporation held a total of 9 meetings during the fiscal year ended September 28, 1996.

         The Board of Directors has an Audit and Finance Committee, and a Compensation and Management Development Committee. The Corporation has no Nominating Committee.

         The Audit and Finance Committee (the "Audit Committee") consists of Messrs. Donahue, Hoff, Lerner, Otto and Thorndike, and Ms. Curley, with Mr. Lerner serving as Chairman. The functions of the Audit Committee include recommendation of independent public accountants for the Corporation; consultation with the Corporation's independent public accountants regarding the plan of audit; review, in consultation with the independent public accountants, of their report of audit and accompanying management letter; review of reports and recommendations of the Corporation's internal auditor; and consultation with the independent public accountants regarding the adequacy of internal accounting controls. The Audit Committee held two formal meetings during the last fiscal year. A part of each meeting was held with representatives of the Corporation's independent public accountants outside of the presence of management.

         The Compensation and Management Development Committee (the "Compensation Committee") consists of Messrs. Donahue, Hoff, Lerner, Otto and Thorndike, and Ms. Curley, with Mr. Hoff serving as Chairman of the Committee. The Compensation Committee administers the Company's executive compensation programs and approves the compensation of executive officers. The Compensation Committee held two formal meetings during the last fiscal year.

         Each Director attended at least 75% of the total number of meetings held by the Board of Directors and any committees on which he or she served during fiscal year 1996, with the exception of Edward J. Hoff, who attended an aggregate of 6 of 13 Board and committee meetings.

DIRECTORS' COMPENSATION

         The Corporation pays its non-employee Directors (Messrs. Donahue, Hoff, Lerner, Otto and Thorndike and Ms. Curley) an annual retainer of $12,000 and meeting fees of $800 per meeting of the Board of Directors and any committee meetings of the Board of Directors attended. The Corporation pays annual retainer fees to non-employee Directors who serve as Chairmen of committees of the Board of Directors as follows: Compensation Committee, $10,000 and Audit Committee, $5,000. Non-employee Directors are allowed, at their election, to receive all or one-half of their annual retainer fees for services as Directors and as Chairmen of Committees in the form of stock options pursuant to the Deferred Income Plan discussed below.

1989 DEFERRED INCOME STOCK OPTION PLAN FOR NON-EMPLOYEE DIRECTORS

         The 1989 Deferred Income Stock Option Plan for Non-Employee Directors (the "Deferred Income Plan") provides for the issuance of stock options for shares of the Corporation's Common Stock to each non-employee Director of the Corporation who elects to receive such options in lieu of 50 percent or 100 percent of each annual retainer receivable by him for services as a Director and as a Chairman of a Committee of the Board of Directors. Elections under the Deferred Income Plan may be made only as to compensation paid for services rendered six months after the date of the election. Options are granted on the first day of each fiscal year, or in the case of a newly elected Director, on the first day of the seventh month after his or her election to participate (the "Grant Date").

         The per share exercise price for each option granted pursuant to the Deferred Income Plan is $5 less than the average of the closing sales price per share of Common Stock for the five consecutive trading days next preceding the Grant Date of the option, but in no event less than $1 per share. The exercise price is payable in cash, or in shares of Common Stock, or a combination of the two. The number of shares of Common Stock for which options will be granted to a participating Director as of any Grant Date is one-fifth of the dollar amount by which his or her stipend is reduced on account of his or her election to participate in the Deferred Income Plan.

         Each option granted under the Deferred Income Plan is exercisable on and after its Grant Date to the extent of 25% of the total number of shares subject to the option. Provided that the optionee is then serving as a Director, an option becomes exercisable as to an additional 25% of the shares subject to the option on and after each January 1, April 1 and July 1 next following its Grant Date. Each option granted under the Deferred Income Plan expires five years after its Grant Date. Unexpired options held by a participating Director at the termination of his or her service as a Director may be exercised, to the extent they had become exercisable before such termination, within three months after the date of such termination. Unexpired options held by a participating Director at his or her death may be exercised within one year after his or her death by his or her personal representative, to the extent they had become exercisable before his or her death.

         The Board of Directors has no authority under the Deferred Income Plan to select optionees or to set the number of shares covered by an option or the exercise price of an option, but subject to the foregoing limitations the Board may administer and construe the Deferred Income Plan and the stock option agreements pursuant to the Deferred Income Plan. Unless sooner terminated by the Board of Directors, the Deferred Income Plan will terminate on September 28, 1999.

         Of the six persons currently eligible to participate in the Deferred Income Plan, Messrs. Donahue, Hoff, Otto and Thorndike and Ms. Curley have elected to participate. Options for 2,400 shares to each of Messrs. Otto and Thorndike and Ms. Curley, and for 4,400 shares to Mr. Hoff were granted on October 1, 1995 at an exercise price of $15.05 per share for the fiscal year which commenced October 1, 1995 and ended September 28, 1996. An option for 1,800 shares was granted to Mr. Donahue on January 1, 1996 at an exercise price of $18.45 per share for the period January 1, 1996 to September 28, 1996.

             COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

INTRODUCTION

         The Compensation Committee ("the Committee") is comprised entirely of non-employee, independent members of the Board of Directors. It is the responsibility of the Committee to review the performance and set the compensation of the Chief Executive Officer; and to review and approve all compensation arrangements for executive officers, including cash compensation, stock awards, employment/severance agreements and special benefits, where applicable. Actions by the Committee are periodically reported to and, in appropriate cases, ratified by the Board.

         The Committee approved the Executive Compensation Program in 1994 for all executives, and the program was continued in 1996. An independent compensation consultant was retained to assist the Committee in formally evaluating the Executive Compensation Program to ensure it continued to match directly the strategy and organizational focus that the Corporation has established for achieving competitive success and higher profits, and for maximizing shareholder returns.

PHILOSOPHY

         The Executive Compensation Program is designed to:

         - attract and retain high quality management talent and to motivate them to build and sustain value for shareholders,
         - provide aggregate compensation opportunities that, when performance goals are achieved, will be comparable to those provided by other companies with revenues and operating characteristics similar to the Corporation, and
         - establish for employees in management positions a significant risk/reward compensation structure through incentive pay plans.

EXECUTIVE COMPENSATION PROGRAM

         The executive compensation program consists of four compensation components that together comprise a total compensation amount established for each executive officer. In determining total compensation amounts, the Corporation reviews compensation survey data of other companies of a similar revenue size, in similar markets as the Corporation, and in regional areas in which the Corporation competes for executive talent. There is no special attempt to set total compensation of executive officers to particular levels (e.g., median, salary midpoint, etc.) within the survey data. It is the opinion of the Committee that when performance targets are achieved, total compensation earned by executive officers will reach a level competitive with other executive officers in companies with similar size and characteristics.

         Total compensation is comprised of base salary, an annual cash bonus, a long-term stock incentive, and a long-term performance incentive.

         Base Salary - Increases in base salaries for fiscal 1996 ranged from 0% to 4.8% for executive officers.

         Annual Cash Bonus - The Committee approves annual cash bonus targets and the performance targets upon which the bonus will be earned by executive officers at the beginning of the fiscal year. At least 50% of the annual cash bonus for all executive officers is based upon the achievement of corporate earnings targets. Some executive officers may also have a portion of their annual cash bonus based upon achievement of individual business unit earnings targets. If the annual cash bonus is based on both corporate and individual business unit earnings, the weighting given to the corporate measure ranges from 50% to 75% depending upon the position of the executive officer; the weighting given to the individual business unit measures, therefore, ranges from 25% to 50%. No annual cash bonus is earned unless minimum earnings thresholds are achieved. The maximum that may be earned is 200% of the annual cash bonus target when earnings targets are exceeded by specified amounts.

         In 1996, the corporate earnings target was not achieved. Therefore, all executives earned 0% of the portion of their annual cash bonus which was based upon the corporate earnings measure. Executive officers earned from 0% to 65% of the portion of their annual cash bonus based on individual business unit earnings.

         Long-Term Stock Incentive - The long-term stock incentive represents a value, in terms of compensation, which is earned by executives through a combination of a stock option award and a cash award based upon total shareholder return ("TSR"). The Committee believes that stock options and awards based on TSR are a valuable method of tying executives' performance to the creation of shareholder value over the long-term since the full benefit of the total compensation package cannot be realized unless an appreciation in the price of Common Stock of the Corporation occurs over a number of years. Stock options for fiscal 1996 were awarded at the end of fiscal

1995. The stock option awards, which vest over a three-year period, were granted to executive officers with an option exercise price equal to the fair market value of the Corporation's Common Stock as of the date of the awards. The portion of the executive officers' long-term stock incentive which is comprised of a cash award may be earned over a period of time up to 5 years based upon the Corporation meeting or exceeding its peer group TSR. A portion of the award may be earned after the first and second years during the award period, and any unearned portions of the award may be earned after the third through fifth year. Any unearned portion of the award after five years is forfeited. The first year's TSR was not achieved in 1996.

         The Committee believes in encouraging share ownership by executives. Therefore, the number of shares and/or options currently held by executive officers is not a factor in determining individual option awards.

         Long-Term Performance Incentive - The long-term performance incentive is earned by executive officers based upon the Corporation achieving specific return on asset targets each year within a three-year performance period. If the target is missed in any of the three years, a portion of the award is forfeited. Payouts under the fiscal year 1996 long-term performance incentive will be made following the close of the 1998 fiscal year. The return on assets target was not achieved in 1996 for the 1994, 1995 or 1996 plan years. However, executive officers had previously met the targets for the first and second year of the 1994 long-term performance incentive, and those payouts were made as of the close of fiscal 1996.

CHIEF EXECUTIVE OFFICER PAY

         At the beginning of the fiscal year the Committee set Mr. Conway's total compensation for 1996. Compensation survey data of chief executive officers of companies of similar revenue size and in similar markets as the Corporation were used as a guide for determining Mr. Conway's 1996 total compensation.

         Mr. Conway's 1996 total compensation is comprised of a base salary, the annual cash bonus, the long-term stock incentive, and the long-term performance incentive. Mr. Conway's base salary remained at its 1995 level. Mr. Conway's annual cash bonus was based solely upon achieving corporate earnings targets. Since the corporate earnings target was not achieved, he earned 0% of his 1996 bonus potential. As described above, the return on assets target was not achieved in 1996 for the 1994, 1995 or 1996 plan years. Mr. Conway had previously met the target for the first and second year of the 1994 long-term performance incentive, and his payout was made as of the close of 1996. Mr. Conway's 1996 long-term stock incentive was comprised entirely of a cash award based on total shareholder return, as described above. The first year TSR target was not met in 1996. Mr. Conway did not receive a stock option award for 1996; a stock option award was granted at the end of 1996 as part of his 1997 compensation.

TAX LAW CHANGES

         In 1993, the tax laws were amended to limit the deduction a publicly-held company is allowed for compensation paid in 1994 and thereafter to the Chief Executive Officer and to the four most highly compensated executive officers other than the Chief Executive Officer. Generally, amounts paid in excess of $1 million to a covered executive, other than performance-based compensation, cannot be deducted. In this regard, the Committee must determine whether any actions with respect to this new limit should be taken by the Corporation. At this time, it is not anticipated that any executive officer of the Corporation will receive any such compensation in excess of this new limit during 1996. At the recommendation of the Committee, the Board of Directors voted on November 27, 1995 to amend the 1993 Stock Incentive Plan to comply with
Section 162(m) of the Internal Revenue Code. The Committee will continue to monitor this situation and will take additional actions if it is warranted in the future.

CLOSING

         The Committee believes that the executive compensation program implemented for 1996 successfully tied executive compensation to corporate earnings performance, attainment of strategic goals and increased shareholder value.

                  Kathleen Foley Curley              Arnold S. Lerner
                  Richard K. Donahue                 Charles E. Otto
                  Edward J. Hoff                     W. Nicholas Thorndike

                             EXECUTIVE COMPENSATION

SUMMARY COMPENSATION INFORMATION

         The following table (the "Summary Compensation Table") sets forth information concerning compensation paid for the last three fiscal years to the Corporation's Chief Executive Officer and each of its four other most highly compensated executive officers serving at the end of the fiscal year ended
September 28, 1996 (collectively the "Named Executive Officers") whose total annual salary and bonus exceeded $100,000.

                                             SUMMARY COMPENSATION TABLE

                                                                              Long-Term
                                        Annual Compensation              Compensation Awards
                                 --------------------------------- -------------------------------
                                                         Other     Restricted
                                                         Annual       Stock                 LTIP     All Other
Name and                                              Compensation   Awards     Options/   Payouts  Compensation
Principal Position      Year     Salary($)   Bonus($)     ($)        ($)(1)      SARs(#)     ($)       ($)(2)
------------------      ----     ---------   -------- ------------ ----------   --------   -------  ------------

J. F. Conway III        1996      230,000          0     9,027          0         4,000     28,500     18,760
Chairman, President     1995      230,000     84,000     9,900          0             0          0     20,530
and Chief Executive     1994      210,000     75,000         0          0        15,700          0     31,948
Officer

G. Q. Nichols           1996      220,000      9,625         0          0             0      8,000     14,899
President of            1995      210,000     90,000     4,950          0             0          0     14,581
National Publishing     1994      203,847    103,750    11,369          0         5,600          0     22,435
Company

T. G. Osenton           1996      199,904      3,528         0          0         4,000     15,000     11,482
Senior Vice President   1995      195,000     52,500         0          0         5,000          0     11,849
and Chief Marketing     1994      184,500     51,863         0          0        17,200          0      4,925
Officer

R. P. Story, Jr.        1996      189,846          0         0          0         3,000     10,500      8,642
Senior Vice President   1995      182,000     60,225     4,950          0         3,050          0      8,862
and Chief Financial     1994      137,000     42,000     2,925          0         8,600          0     10,719
Officer

P. M. Folger            1996      109,904          0         0          0         1,000      1,500      6,623
Vice President          1995      105,000     23,000     1,238          0           910          0      5,369
and Controller          1994       85,000     20,000     1,170          0         1,350          0      4,275

(1) Values of Restricted Stock Awards shown in the Summary Compensation Table are based on the closing price of the Common Stock on the date of grant. The number and value of the aggregate restricted stock holdings of each Named Executive Officer as of September 28, 1996 were as follows: Mr. Conway, 4,000 shares valued at $57,000;

Mr. Nichols, 1,000 shares valued at $14,250; Mr. Osenton, 0 shares; Mr. Story, 1,000 shares valued at $14,250; and Mr. Folger, 500 shares valued at $7,125. Values as of September 28, 1996 are based on the closing price of the Common Stock on the last preceeding day on which the stock traded. Dividends are paid on restricted stock at the same rate and at the same time as on the Common Stock. All restricted stock vests on the fifth anniversary of the date of grant.

(2) Includes payments made during fiscal 1996 under the Corporation's 1989 Incentive Program for Purchase of Courier Stock by executive officers as follows: Mr. Conway, $10,340; Mr. Nichols, $0; Mr. Osenton, $3,401; Mr. Story, $1,261; and Mr. Folger, $0. Also includes profit sharing contributions by the Corporation to individual accounts in the Profit Sharing and Savings Plan ("PSSP") in fiscal year 1996 as follows: Mr. Conway, $4,835; Mr. Nichols, $11,585; Mr. Osenton, $4,835; Mr. Story, $4,835; and Mr. Folger, $4,166. Also
includes matching contributions by the Corporation to individual 401(k) accounts in the PSSP in fiscal year 1996 as follows: Mr. Conway, $2,421; Mr. Nichols, $2,150; Mr. Osenton, $2,081; Mr. Story, $1,382; and Mr. Folger, $1,453. Also
includes the values of stock allocations to the individual accounts in the ESOP in fiscal 1996 as follows: Mr. Conway, $1,165; Mr. Nichols, $1,165; Mr. Osenton, $1,165; Mr. Story, $1,165; and Mr. Folger, $1,004.

                        OPTION GRANTS IN LAST FISCAL YEAR

         The following table shows the individual grants of stock options under the Courier Corporation 1993 Stock Incentive Plan (the "1993 Stock Incentive
Plan") to each of the Named Executive Officers during the fiscal year ended
September 28, 1996.

                                             Individual Grants
                     -------------------------------------------------------------------
                        Number of        % of Total
                         Shares         Options/SARs
                       Underlying        Granted to        Exercise or                           Grant Date
                      Options/SARs      Employees in       Base Price         Expiration        Present Value
       Name          Granted (#)(1)     Fiscal Year         ($/Sh)(2)            Date              ($)(3)
       ----          --------------     ------------       -----------        ----------        -------------

J. F. Conway III          4,000              14%              15.68             9/25/03             9,720


G. Q. Nichols                 0              --                  --                  --                --


T. G. Osenton             4,000              14%              14.25             9/25/03            12,360


R. P. Story, Jr.          3,000              10%              14.25             9/25/03             9,810


P. M. Folger              1,000               3%              14.25             9/25/03             3,270


(1) All options granted and reported in this table were awarded on September 26, 1996 for fiscal 1997. The options awarded to Messrs. Conway, Story and Folger vest over a three year period, in three equal installments. The option awarded to Mr. Osenton vests over a three year period as follows: 1,000 shares vest if the stock price has reached $20 per share for 30 consecutive calendar days and two years has elapsed following the date of grant; an additional 1,500 shares vest if the stock price reaches $25 per share for 30 consecutive calendar days and two years has elapsed following the date of grant; and the remaining 1,500 shares vest if the stock price reaches $30 per share and at least three years has elapsed following the date of grant. Options granted for fiscal 1996 were awarded and reported in fiscal 1995. Options granted are not assignable, except by the laws of descent and distribution or by will. The 1993 Stock Incentive Plan provides that the Board of Directors will determine the effect that the death of an option holder or the termination of his employment will have upon the exercisability of the option. Option vesting may be accelerated in the event of change in control of the Corporation.

(2) The exercise prices of the options awarded to Messrs. Osenton, Story and Folger are the fair market values of the Common Stock on the date of grant. The exercise price of the option awarded to Mr. Conway on September 26, 1996 is 110 percent of the fair market value of the Common Stock on the date of grant.

(3) The option values presented are based on the Black-Scholes option pricing model adapted for use in valuing stock options. The Black-Scholes model relies on several key assumptions to estimate the present value of options, including the volatility of and dividend yield on the security underlying the option, a risk-free rate of return on the date of grant, and the term of the option. In calculating the grant date present values set forth in the table, a factor of 24.2% has been assigned to the volatility of the Common Stock, based on the average monthly stock price for the three years preceding the date of grant; the yield on the Common Stock has been set at 3.37%, based upon the annual dividend rate in effect on the date of grant; the risk-free interest rates have been fixed at 6.1% and 6.25% for periods of five and seven years, respectively, the rates for U.S. Treasury Notes, with terms comparable to the option terms, on the date of grant as reported in the Federal Reserve Statistical Release, and the exercise of the options has been assumed to occur at the end of the actual option terms of five and seven years. There is no assurance that these assumptions will prove to be true in the future. Consequently, the grant date present values set forth in the table are only theoretical values and may not accurately determine present value. The actual value, if any, that may be realized by each individual will depend on the market price of Common Stock on the date of exercise.

                 AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
                      AND FISCAL YEAR END OPTION/SAR VALUES

         The following table shows each stock option exercised during the fiscal year ended September 28, 1996 by each of the Named Executive Officers and the year-end value of unexercised options on an aggregated basis.

                                                                Number of                   Value of Unexercised
                                                           Unexercised Options              In-the-Money Options
                                                          at Fiscal Year End(#)           at Fiscal Year End($)(1)
                  Shares Acquired       Value         -----------------------------     ----------------------------
      Name         On Exercise(#)   Realized($)(1)    Exercisable     Unexercisable     Exercisable    Unexercisable
      ----        ---------------   --------------    -----------     -------------     -----------    -------------

J. F. Conway III       4,500            42,990          60,166           15,234           128,625          35,500

G. Q. Nichols              0                --          20,933            2,867            31,666           8,084

T. G. Osenton              0                --          12,298           13,902             2,083           1,667
                                            --
R. P. Story, Jr.           0                --          30,248            9,902            59,566          15,034

P. M. Folger           1,500            22,875           5,702            2,558             4,358           3,742


(1) The dollar values are calculated by determining the difference between the fair market value of the underlying Common Stock and the exercise price of the options at exercise or fiscal year end, as the case may be.

             LONG-TERM INCENTIVE PLANS - AWARDS IN FISCAL YEAR 1996

         The following table describes long-term incentives awarded for the fiscal year 1996 to 2000 performance period under the Corporation's Long-Term
Incentive Plan to the Named Executive Officers.

                      Performance          Estimated Future Payouts Under Non-Stock Price Based Plans
                        Or Other           ----------------------------------------------------------
                      Period Until         Threshold                 Target                   Maximum
                     Maturation or         ---------                 ------                   -------
       Name              Payout               ($)                     ($)                       ($)
      -----          -------------         ---------                 ------                   -------

J. F. Conway III       1996-1998            17,500                   70,000                    70,000
                       1996-2000            21,500                   86,000                    86,000

G. Q. Nichols          1996-1998             4,500                   18,000                    18,000
                       1996-2000             5,500                   22,000                    22,000

T. G. Osenton          1996-1998             7,500                   30,000                    30,000
                       1996-2000             5,000                   20,000                    20,000

R. P. Story, Jr.       1996-1998            12,500                   50,000                    50,000
                       1996-2000             6,888                   27,550                    27,550

P. M. Folger           1996-1998             3,000                   12,000                    12,000
                       1996-2000               953                    3,810                     3,810


         Two long-term incentive plans are provided, one with a three-year performance period and based upon achievement of specific return on asset targets, and one with up to a five-year performance period and based upon achievement of specific total shareholder return targets. In 1996 the threshold amount, which represents 25% of the target amount, has not been earned under either plan because 1996 targets were not achieved. For the plan based upon return on assets, 75% of the target amount may be earned over the next two years. For the plan based upon total shareholder return, 100% of the target amount may be earned over the next four years. The threshold amount is 25% of the target amount although it can be as low as 0% for both plans.

SENIOR EXECUTIVE SEVERANCE PROGRAM

         Messrs. Conway, Nichols, Osenton and Story are parties to agreements pursuant to the Corporation's Senior Executive Severance Program (the "Severance Program") entered into by Messrs. Conway, Nichols and Story in October 1988 and by Mr. Osenton in November 1995. In accordance with the Severance Program, if a "change in control" of the Corporation, as defined in the Severance Program, occurs while one of these individuals is an employee of the Corporation, and his employment is subsequently terminated for reasons other than death, disability, retirement or termination for cause, he shall be entitled to a severance payment and continuation of participation for up to 36 months in certain medical, group life and similar benefit plans of the Corporation. In addition, in the event of a change in control each such individual shall receive a severance payment and benefits if he terminates his employment for "good reason", defined in the Severance Program to include changes in his duties or titles inconsistent with his duties or titles prior to the change in control, reduction within a twelve-month period in his base salary or failure to increase his base salary by at least the average percentage increase for all officers of the Corporation, or reductions or termination of incentive or benefit plans or programs in which he participated prior to the change in control. The severance payment, which is due in a lump sum, is an amount equal to a multiple of 1 to 2.5 times the individual's average annual salary and bonus paid during the five calendar years preceding the change in control. The multiple is based upon years of service with the Corporation; provided that a minimum multiple of 2.0 is prescribed for the Chairman of the Board of Directors, the Chief Executive Officer, the

President and the Chief Operating Officer prior to the change in control. The multiple presently applicable to Mr. Conway is 2; to Messrs. Nichols, Osenton and Story, 1.5.

OTHER RETIREMENT BENEFITS

         The Corporation and its subsidiaries Courier-Citizen Company, Courier Westford, Inc. and National Publishing Company previously maintained defined benefit pension plans to provide retirement benefits for officers and all other non-union employees. All of these defined benefit plans terminated on December 31, 1988. Benefits under the terminated plans have been provided by the purchase of individual annuity contracts from insurance companies. The annual benefit payable at age 65 under the annuity contract to Mr. Conway is $6,565; to Mr. Nichols is $10,527; to Mr. Story is $1,595; and to Mr. Folger is $7,243.

         In June 1992, the Board of Directors approved, and on November 7, 1996 amended, a Supplemental Retirement Benefit Agreement with Mr. Nichols, providing for a supplemental annual benefit payable after his retirement (his "Benefit"). Mr. Nichols' Benefit will be paid as a single life annuity in monthly installments from the date of Mr. Nichols' retirement until his death. If Mr. Nichols retires at his current age of 67, the annual amount of the Benefit will be $15,000. Mr. Nichols' annual Benefit increases each year to a maximum of $60,000 if he retires at age 70 or later. Mr. Nichols may elect to have the Benefit paid in a different form of annuity having an equivalent actuarial value. In the event that Mr. Nichols dies before he retires and is survived by his spouse, a monthly benefit will be paid to his spouse for her life in an amount equal to the Benefit she would have received upon Mr. Nichols' death had he retired on the day preceding his death. If Mr. Nichols has not selected an alternative form of annuity before his death, the spousal benefit will be determined as if he had selected a joint and 100% survivor annuity. In the event of a "change in control" of the Corporation (as defined in the Supplemental Retirement Benefit Agreement) during Mr. Nichols' employment or the payment period of the Benefit, the "commuted value" of the Benefit will be paid to Mr. Nichols within 60 days after the change in control. The commuted value of the Benefit is the present value of the Benefit remaining to be paid at the time of the change in control, assuming that Mr. Nichols will survive for a period equal to his life expectancy, and applying a rate of interest equal to the Internal Revenue Service applicable federal rate for that period.

EMPLOYMENT AGREEMENTS

         The Corporation has an employment agreement with Mr. Nichols effective as of March 3, 1993 pursuant to which Mr. Nichols, who is now the President of National Publishing Company, may become the chairman of such subsidiary. Mr. Nichols' employment agreement provides for a base annual salary of $120,000 and a bonus of $30,000 per year effective upon Mr. Nichols' assuming the position as chairman and sets out the responsibilities of Mr. Nichols as chairman. Mr. Nichols' employment agreement provides that his current benefits will continue. The Corporation may not terminate Mr. Nichols' employment other than for cause.

                        FIVE YEAR STOCK PERFORMANCE GRAPH

         The graph below compares the Corporation's cumulative total stockholder return on its Common Stock with the cumulative total return on the Standard & Poor's 500 stock index (the "S&P 500 Index") and a peer group of companies selected by the Corporation for purposes of the comparison and described more fully below (the "Peer Group"). This graph assumes the investment of $100 on September 27, 1991 in each of Courier Common Stock, the S&P 500 Index and the Peer Group Common Stock, and reinvestment of quarterly dividends at the monthly closing stock prices. The returns of each company have been weighted annually for their respective stock market capitalizations in computing the S&P 500 and Peer Group indices.

                  COMPARISON OF 5 YEAR CUMULATIVE TOTAL RETURN
               COURIER CORPORATION, S&P 500 INDEX, AND PEER GROUP
                    1991       1992        1993        1994        1995        1996
                    ----       ----        ----        ----        ----        ----
Courier Corp.      100.00      62.47      118.24      153.63      182.24      136.56
S&P 500            100.00     111.05      125.39      130.11      168.82      203.14
Peer Group         100.00     115.25      134.44      137.09      183.30      193.28


         The Peer Group is made up of the following printing companies: American Business Products, Inc.; Banta Corporation; Bowne & Co.; Cadmus Communications Corporation; Devon Group, Inc.; Ennis Business Forms, Inc.; Graphic Industries, Inc.; John H. Harland Company; Merrill Corporation; New England Business Services, Inc.; The Standard Register Company; American Banknote Corporation (formerly, United States Banknote Corporation); Wallace Computer Services, Inc., and Waverly, Inc. Duplex Products, Inc. which had been included previously in the Peer Group, was acquired by another company and is now excluded from the above Peer Group.

COMPLIANCE WITH SECTION 16(a) OF THE SECURITIES EXCHANGE ACT OF 1934

         Based on a review of the reports of changes in beneficial ownership of the Corporation's Common Stock and written representations furnished to the Corporation, the Corporation believes that its executive officers and Directors filed on a timely basis the reports required to be filed under Section 16(a) of the Securities Exchange Act of 1934 during the fiscal year ended September 28, 1996 with the exception of Peter M. Folger who had inadvertently failed to file Form 4 with respect to two option grants awarded over the past two years which he has now reported on Form 4.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

         The Compensation Committee consists of Messrs. Donahue, Hoff, Lerner, Otto and Thorndike and Ms. Curley. Mr. Conway is a Director of Enterprise Bank and Trust Company ("Enterprise") in Lowell, MA and a member of the Enterprise compensation committee. Mr. Lerner is a Director and executive officer of Enterprise and a member of its compensation committee.

                ITEM 2: RATIFICATION OF SELECTION OF ACCOUNTANTS

         Effective November 28, 1995, the Corporation informed the accounting firm of Coopers & Lybrand, L.L.P., who had previously audited the Corporation's financial statements (the "former accountants"), that the former accountants would not be engaged as the Corporation's principal accountants to audit the Corporation's financial statements for the fiscal year 1996. The former accountants neither resigned, nor declined to stand for re-election. After having considered this matter from time to time, the Corporation's Audit Committee and Board of Directors determined that sound business practice suggested that it would be appropriate to consider periodically whether the Corporation would be able to reduce its overall accounting costs, while maintaining or enhancing the efficiency of the audit process, by seeking competitive proposals on its accounting work. After reviewing the proposals received (including a proposal from its former accountants), the Audit Committee of the Board recommended to the full Board that the Corporation change accounting firms. The full Board accepted this recommendation and made this decision at a meeting held on November 27, 1995.

         During the two most recent fiscal years in which the former accountants were engaged as the Corporation's principal accountants, the reports issued by the former accountants on the Corporation's financial statements did not contain an adverse opinion or a disclaimer of opinion, nor was any such opinion qualified or modified as to uncertainty, audit scope, or accounting principles, except for the adoption of Statements of Financial Accounting Standards No. 109 in fiscal 1994. Likewise, during the two most recent fiscal years in which the former accountants were engaged as the Corporation's principal accountants, there have been no "disagreements", as defined in applicable Securities and Exchange Commission rules, between the Corporation and its former accountants concerning any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of Coopers & Lybrand, L.L.P., would have caused it to make a reference to the subject matter of such disagreements in connection with any of its reports on the Corporation's financial statements.

         The Corporation's Board of Directors appointed the accounting firm of Deloitte & Touche LLP as the Corporation's new independent accountants and the stockholders approved such selection at the annual meeting of stockholders held on January 18, 1996. At no time prior to the appointment of the new independent accountants had the Corporation, or someone on its behalf, consulted with Deloitte & Touche LLP regarding either the application of accounting principles to a specified transaction, either completed or proposed, nor with respect to the type of audit opinion that might be rendered on the Corporation's financial statements, nor with respect to any matter that was the subject of a "disagreement" or a "reportable event" as those terms are defined in applicable Securities and Exchange Commission rules.

         The Board of Directors has redesignated the firm of Deloitte & Touche LLP as the Corporation's independent public accountants for the fiscal year ending September 27, 1997. The firm became accountants for the Corporation in 1996.

         Although the Corporation is not required to submit the ratification and approval of the selection of its accountants to a vote of stockholders, the Board of Directors believes it is sound policy and in the best interests of the stockholders to do so. In the event a majority of the votes cast are against the selection of Deloitte & Touche LLP, the Directors will consider the vote and the reasons therefore in future decisions on the selection of accountants.

         Representatives of Deloitte & Touche LLP will be present at the meeting and will have an opportunity to make a statement if they desire to do so. They will be available to respond to appropriate questions.

         THE BOARD OF DIRECTORS RECOMMENDS THAT THE SELECTION OF DELOITTE & TOUCHE LLP AS INDEPENDENT ACCOUNTANTS FOR THE CORPORATION BE APPROVED, AND THEREFORE RECOMMENDS A VOTE FOR THIS PROPOSAL.

                                  MISCELLANEOUS

STOCKHOLDER PROPOSALS

         The Corporation expects to hold its 1998 Annual Meeting on January 15, 1998. Eligible stockholders may present proposals for inclusion in the Corporation's 1998 Annual Meeting Proxy Statement, provided the proposals comply with applicable Securities and Exchange Commission regulations and are received by the Corporation no later than August 8, 1997. Any proposal intended to be presented at the 1998 Annual Meeting should be sent to the Corporation at 15 Wellman Avenue, North Chelmsford, Massachusetts 01863, Attention: Robert P. Story, Jr., Senior Vice President and Chief Financial Officer.

VOTING OF PROXIES

         The persons named in the enclosed Proxy will vote as directed in the Proxy, and in the absence of such direction will vote in favor of the actions specified in Items 1 and 2 of the Proxy. The shares will be voted on such other matters as may properly come before the meeting in accordance with the best judgement of the Proxy holder.

         The Board of Directors of the Corporation is not aware of any other matters which may come before the meeting. It is the intention of the persons named in the enclosed Proxy to vote the Proxy in accordance with their best judgement if any other matters shall properly come before the meeting, including voting for election of a Director in place of any person named above who may not be available for election.

                                           By order of the Board of Directors


                                           F. BEIRNE LOVELY, JR., Clerk

15 Wellman Avenue
North Chelmsford, Massachusetts 01863
December 6, 1996

     IF YOU DO NOT EXPECT TO ATTEND THE MEETING IN PERSON, IT WOULD BE APPRECIATED IF YOU WOULD FILL IN AND SIGN THE ENCLOSED PROXY AND RETURN IT PROMPTLY IN THE ENCLOSED ENVELOPE.

                              COURIER CORPORATION

        PROXY FOR THE ANNUAL MEETING OF SHAREHOLDERS - JANUARY 16, 1997

       THIS PROXY IS BEING SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned stockholder of Courier Corporation (the "Corporation") hereby constitutes and appoints Edward J. Hoff, Arnold S. Lerner and Robert P. Story, Jr. and each of them singly, with full power of substitution, the attorneys and Proxies of the undersigned, for and in the name, place and stead of the undersigned, to attend the Annual Meeting of Stockholders of the Corporation to be held on January 16, 1997, commencing at 11:00 a.m., and/or at any adjournment of adjournments thereof (the Proxy Statement in connection therewith and due notice of the time, place and purposes of such a meeting have been received by the undersigned) and at such meeting and/or any adjournment or adjournments thereof to vote and act with respect to all shares of Common Stock of the Corporation standing in the name of the undersigned or in respect of which the undersigned is entitled to vote, with all the powers the undersigned would possess if personally present at said meeting and/or any adjournment or adjournments thereof and especially to vote as follows, a majority of said attorneys and Proxies, or any one if only one be present, to have all the powers of said attorneys or proxies.

--------------------------------------------------------------------------------
 PLEASE VOTE AND SIGN ON OTHER SIDE AND RETURN PROMPTLY IN ENCLOSED ENVELOPE.
--------------------------------------------------------------------------------

Please sign this proxy exactly as your name appears on the books of the Corporation. Joint owners should each sign personally. Trustees and other fiduciaries should indicate the capacity in which they sign, and where more than one name appears, a majority must sign. If a corporation, this signature should be that of an authorized officer who should state his or her title.

--------------------------------------------------------------------------------


HAS YOUR ADDRESS CHANGED?                  DO YOU HAVE ANY COMMENTS?

-------------------------------------      ------------------------------------

-------------------------------------      ------------------------------------

-------------------------------------      ------------------------------------

[x] PLEASE MARK VOTES
    AS IN THIS EXAMPLE
                                                          With-      For All
                                                For       hold       Except
   1.) Election of Directors                    [ ]       [ ]          [ ]

     James F. Conway III, W. Nicholas Thorndike and
             Kathleen Foley Curley
             (as Class B Directors)

If you do not wish your shares voted for a particular nominee, mark the "For All Except" box and strike a line through that nominee(s) name. Your shares will be voted for the remaining nominee(s).


                                                For     Against      Abstain
   2.) Proposal to Approve the Appointment of   [ ]       [ ]          [ ]
       Deloitte & Touche LLP as the Independent
       Public Accountants of the Corporation.

   3.) To transact such other business as may properly come before the meeting and/or any adjournment or adjournments thereof.



The undersigned hereby ratifies and confirms all that said attorneys and Proxies and each of them or their substitute or substitutes may lawfully do or cause to be done by virtue hereof, revoking any proxy heretofore given with respect to such shares.

IF NO INSTRUCTION IS GIVEN, THE SHARES WILL BE VOTED FOR PROPOSALS (1) AND (2) AND IN ACCORDANCE WITH THE BEST JUDGEMENT OF THE ATTORNEYS AND PROXIES AS TO ANY OTHER MATTER THAT MAY COME BEFORE THE MEETING.

        RECORD DATE SHARES:


                                              ---------------------------------
Please be sure to sign and date this Proxy.   Date
-------------------------------------------------------------------------------



------Shareholder sign here-------------Co-owner sign here---------------------


Mark box at right if comments or address change have been            [ ]
noted on the reverse side of this card.
-------------------------------------------------------------------------------
DETACH CARD

                              COURIER CORPORATION

Dear Stockholder:

Please take note of the important information enclosed with this Proxy Ballot. There are a number of issues related to the management and operation of your Company that require your immediate attention and approval. These are discussed in detail in the enclosed proxy materials.

Your vote counts and you are strongly encouraged to exercise your right to vote your shares.

Please mark the boxes on the proxy card to indicate how your shares shall be voted. Then sign the card, detach it and return your proxy vote in the enclosed postage paid envelope.

Your vote must be received prior to the Annual Meeting of Stockholders of the Corporation to be held on January 16, 1997.

Thank you in advance for your prompt consideration of these matters.

Sincerely,


COURIER CORPORATION